Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Clean Wind Energy Tower, Inc. (the “Company”), a development stage company, of our report dated April 12, 2011, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Registration Statement.

/s/ RBSM LLP

New York, New York
July 11, 2011